Exhibit 5.1

March 18, 2011

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

RE:	Susquehanna Bancshares, Inc., Registration Statement on Form S-4 (Registration No. 333-172626)

Ladies and Gentlemen:

We have acted as counsel to Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of up to 31,000,000 shares (the “Shares”) of common stock, par value $2.00 per share, of the Company in connection with the merger (the “Merger”) of Abington Bancorp, Inc. (“Abington”) with and into the Company pursuant to the Agreement and Plan of Merger, dated as of January 26, 2011, between the Company and Abington (the “Merger Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, and assuming (i) that the conditions to closing the Merger are satisfied or waived including, without limitation, that the requisite votes by Company and Abington shareholders regarding the approval and adoption of the Merger Agreement are obtained, (ii) the receipt of required regulatory approvals, and (iii) the proper filing of Articles of Merger with the Secretary of the Commonwealth of Pennsylvania, we are of the opinion that the Shares have been duly authorized by the Company and, when issued by the Company and delivered by the Company against receipt of shares of Abington common stock in the manner contemplated by the Registration Statement and in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

Susquehanna Bancshares, Inc.

March 18, 2011

The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/S/ MORGAN LEWIS & BOCKIUS